Exhibit 4.24

DATED 31 January 2020

IVS BULK 10824 PTE. LTD.

as Borrower

IVS BULK PTE. LTD.

as Guarantor

AND

SHOWA LEASING CO., LTD.

as Lender

LOAN AGREEMENT

in relation to

60,500 DWT Type Bulk Carrier

M/V “IVS NORTH BERWICK” (IMO No. 9740902)

9.4	Reinstatement	20
9.5	Waiver of Defenses	21
9.6	Immediate Recourse	21
9.7	Appropriations	21
9.8	Deferral of Guarantor’s Rights	22
9.9	Ranking pari passu	22
9.10	Additional Security	22
9.11	Suspension of Subrogation Right	22
9.12	Indemnity	23
10. REPRESENTATION AND WARRANTIES		23
11. UNDERTAKINGS AND COVENANTS		28
11.1	Financial Covenants	28
11.2	Negative Covenants, etc.	29
11.3	Covenants; Insurance	31
11.4	Covenants; Vessel	35
11.5	Covenants; Lien	38
12. EVENTS OF DEFAULT		39
12.1	List of Event	39
12.2	Acceleration	42
12.3	Acceleration by Antisocial Reason	42
13. ASSIGNMENT AND TRANSFER		42
13.1	Benefit and Burden	42
13.2	No Assignment by the Borrower	42
13.3	Assignment by the Lender	42
13.4	Set-off	42
14. MISCELLANEOUS		43
14.1	Application of Payments	43
14.2	Means of Communication	43
14.3	Notices	43
14.4	No implied Waivers, Remedies and Cumulative	44
14.5	Severability	44
14.6	Counterparts	44
14.7	Language (English)	44
14.8	Conflicts	44
14.9	Remitting to the Designated Account	44
14.10	Disclosure of Information	45
15. LAW AND JURISDICTION		45
15.1	Governing Law	45
15.2	Submission to Jurisdiction	45
Schedule 1		49
Schedule 2		50
Schedule 3		52

THIS AGREEMENT is executed dated 31 January 2020 (the “Signing Date”) and made between

(i)	IVS BULK 10824 PTE. LTD., a company organised and existing under the law of the Republic of Singapore, having its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763(hereinafter referred to as the “Borrower”);

(ii)	IVS BULK PTE. LTD., a company organised and existing under the law of the Republic of Singapore, having its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763(hereinafter referred to as the “Guarantor”);

(iii)	SHOWA LEASING CO., LTD., a company organised and existing under the law of Japan, having its registered office at 2-4-3, Nihonbashi-muromachi, Chuo-ku, Tokyo, Japan (hereinafter referred to as the “Lender”).

WHEREAS:

A)	The Borrower will be the sole, absolute and unencumbered, legal and beneficial owner of the whole of a 60,500 DWT Type Bulk Carrier M/V “IVS NORTH BERWICK” (IMO No. 9740902) which is duly registered in the name of the Borrower under the law and flag of the Republic of Singapore (the “Vessel”, which includes any share or interest therein and her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and also any and all additions, improvements and replacements hereafter made in or to such vessel or any part thereof or in or to her equipment and appurtenances aforesaid);

B)	the Borrower has requested the Lender to make available a loan to the Borrower in the principal amount of up to USD 13,130,000 in order to appropriate it for the cost of refinance of the Vessel;

C)	the Lender is willing to make such loan available to the Borrower on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

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1.	DEFINITIONS

1.1	Definitions

Unless otherwise provided herein, all capitalised terms used herein shall have the same meanings as in the Security Documents. In this Agreement except where the context otherwise requires, the following words and expressions have the following meanings:

“Anti-social Forces” means

(a)	an organised crime group;
(b)	a member of any organised crime group;
(c)	a person for whom five (5) years have not elapsed since that time the person ceased to be a member of an organised crime group;
(d)	an associate of an organised crime group;
(e)	a company affiliated with an organised crime group;
(f)	a corporate racketeer;
(g)	a hoodlum disguised as a supporter of a social movement, etc.;
(h)	a white-collar crime group, etc.;
(i)	any person or entity similar to any of above item (a) through item (h) (the “Organised Crime Group Member”)
(j)	an entity that has a recognisable relationship with an Organised Crime Group Member, etc., in which the management of the entity is controlled by the Organised Crime Group Member;
(k)	an entity that has a recognisable relationship with an Organised Crime Group Member, etc., in which the Organised Crime Group Member is substantially involved in the management of the entity;
(l)	an entity or person that has a recognisable relationship with an Organised Crime Group Member, in which the entity or person wrongfully uses an Organised Crime Group Member, for such purposes as unfairly benefiting the entity or person itself, the entity’s or the person’s own company or a third party, or causing damage to a third party;
(m)	an entity or person that has a recognisable relationship with an Organised Crime Group Member, in which the entity or person provides funds, etc. or other benefits to the Organised Crime Group Member; or
(n)	an entity of which a board member, etc. or any other person who is substantially involved in the management of the entity has a socially condemnable relationship with an Organised Crime Group Member;

“Applicable Sanctions” means

any Sanctions by which any Obligor is bound or to which it is subject (which shall include, without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America) or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor;

“Assignment of Insurance” means

irrevocable and unconditional assignment by the Borrower, in favour of the Lender, of the insurance on the Vessel, which assignment shall be in the form and substance satisfactory to the Lender;

“Availability Period” means

the period from the date of this Agreement and ending on 28 February 2020;

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“Banking Day” means

a day other than a Saturday and Sunday on which banks are open for business in Tokyo, Singapore, New York and London;

"Break Costs" means

the amount (if any) by which the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan to the last day of the current Interest Period in relation to the Loan, for the relevant part of the Loan, had the principal amount received been paid on the last day of that Interest Period; exceeds the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with the Lender’s designated bank for a period starting on the Business Day following receipt and ending on the last day of the current Interest Period;

“Charterparty” means

any of the charterparty agreements in time charter concluded from time to time during the Loan Period by and between the Borrower as owner, and any third parties as charterer;

“Classification” means

in relation to the Vessel, the highest classification available for a vessel of her type with the Classification Society or such other classification as the Lender shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification for the Vessel for the purpose of the Finance Documents;

“Classification Society” means

in relation to the Vessel, Nippon Kaiji Kyokai (ClassNK) or such other member of the International Association of Classification Societies (IACS) acceptable to the Lender;

“Compulsory Acquisition” means

requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Deed of Covenants” means

the deed of covenants executed or to be executed by the Borrower in favour of the Lender, which shall be in form and substance satisfactory to the Lender;

“Deed of Shares Security” means

the deed of shares security in respect of the share capital of the Borrower executed or to be executed by IVS BULK PTE. LTD. as pledgor in favour of the Lender as pledgee;

“Default” means

any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Interest” means

interest payable to the Lender in accordance with clause 5.4 hereof;

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“Default Rate” means

the rate of fourteen percent (14%) per annum actually elapsed and on the basis of a year of 360 days;

“Dollar Account” means

an account denominated in USD opened by and in the name of the Borrower and includes any sub-accounts or replacement or time deposits thereof and any other account designated in writing by the Lender and the Borrower to be the Dollar Account for the purpose of this Agreement;

“Drawdown” means

as the context requires, the drawing by the Borrower of the Loan pursuant to clause 2.3, advanced by the Lender;

“Drawdown Date” means

31 January 2020, or later date designated by the Lender, but not later than the Availability Period;

“Drawdown Notice” means

a notice substantially in the terms of Schedule 1;

“Earnings” means

all monies whatsoever from time to time due or payable to the Borrower during the Loan Period arising out of the use or operation of the Vessel including (but not limited to the generality of foregoing) all freight, hire and passage monies, income arising under pooling arrangements, compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention monies, and damages for breach (or payments for variation or termination) of any Charterparty or other contract for the employment of the Vessel;

“Encumbrance” means

any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means

any agent or employee of the Borrower or any person having a contractual relationship with the Borrower in connection with the Vessel or its operation or the carriage of cargo and/or passengers thereon and/or provision of goods and/or services on or from the Vessel;

“Environmental Approval” means

any consent, authorisation, license or approval of any governmental or public body or authorities or courts applicable to the Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Vessel required under any Environmental Laws;

“Environmental Claim” means

any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from the Vessel;

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“Environmental Laws” means

all national, international and state laws, rules, and regulations, treaties and conventions applicable to the Vessel pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Material of Environmental Concern;

“Event of Default” means

any and each of the events or circumstances described in clause 12.1;

“Existing Security” means

any and each of the securities granted pursuant to a facility agreement dated 22 January 2016 (as supplemented, amended and/or restated from time to time, including by an amendment and restatement deed dated 15 January 2018) made by and between the Lender, DVB Bank SE and HSN Nordbank (currently Hamburg Commercial Bank AG) as lenders and the Borrower as one of the borrowers as security for the Borrower’s obligations to the lenders under the facility agreement;

"FATCA" means

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code” or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction"means

a deduction or withholding from a payment under a Finance Documents required by FATCA;

"FATCA Exempt Party" means

a party that is entitled to receive payments free from any FATCA Deduction;

“Finance Documents” means

this Agreement, the Security Documents, the Drawdown Notice, and any other documents designated as such by the Lender and the Borrower;

“Flag State” means

the Republic of Singapore or such other state or territory designated in writing by the Lender at the request of the Borrower, as being the flag state of the Vessel for the purpose of the Finance Documents;

“Government Entity” means

any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Hull & Machinery Insurance”

shall bear the meaning set out in clause 11.3 hereof;

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“Increased Costs” means

(a)	a reduction in the rate of return from the Loan or the Lender’s overall capital;
(b)	an additional or increased cost; or
(c)	a reduction of any amount due and payable under any Finance Documents;

“Indebtedness” means

all sums of any kind arising at any time for any reason payable actually or contingently by the Borrower under or pursuant to the Loan Agreement or by the Borrower under or pursuant to the Mortgage and the Deed of Covenants or any of the other Security Documents (whether by way of payment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for costs or otherwise howsoever;

“Instalment” means

any or each twenty (20) parts of the Loan, payable on each Repayment Date, the amount of which is set out in Schedule 3 hereof;

“Insurance” means

any and all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection & indemnity or war risks association) which are from time to time taken out or entered into in respect of the Vessel or otherwise howsoever in connection with the Vessel with the exception of mortgagee’s interest insurances, including without limitation the insurances prescribed in clause 11.3 of this Agreement;

“Insurance Proceeds” means

the proceeds of insurance, recoveries, and all other sums of money payable by the Insurer and/or the P&I Club pursuant to the Insurances on or in respect of the Vessel;

“Insurer” means

any such insurance company or underwriter or insurer as the Lender shall reasonably accept, with whom the Insurance (other than the Insurance to be taken with the P&I Club) shall be from time to time taken out on or in respect of the Vessel by the Borrower;

“Interest Payment Date” means

the last day of an Interest Period;

“Interest Period” means

in relation to the Loan, each period for the calculation of interest in respect of the Loan ascertained in accordance with clause 5.3 and, in respect of Default Interest, clause 5.4;

“ISM Code” means

the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation (“IMO”), as the same may be amended or supplemented from time to time;

“ISPS Code” means

the International Ship and Port Facility Security (“ISPS”) Code as adopted by the IMO’s Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time;

“LIBOR” means

with respect to each Interest Period, as the case may be, the ICE LIBOR for US Dollars having the duration comparable with such Interest Period, displayed on LIBOR 01 page of Reuter Screen or Bloomberg screen whichever is elected by the Lender as of 11:00 a.m., London time of two London Banking Days prior to the first day of such Interest Period. If the length of such Interest Period is longer or shorter than any of several durations displayed in such screen, the duration which is the nearest to the length of such Interest Period shall be deemed to have been comparable with the length of such Interest Period. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower; in addition, if such another page or service displaying the appropriate rate ceases to be available, “LIBOR” means rate determined by the Lender on the basis of an average of the rates quoted by the reference banks to prime banks in the Interbank Market

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“Loan” means

the principal amount borrowed by the Borrower on the Drawdown Date or the principal amount owing to the Lender under this Agreement at any relevant time;

“Loan Period” means

the period commencing on the Drawdown Date and terminating on the date on which all the Indebtedness has been paid to the Lender;

“Margin” means

2.75% per annum;

“Market Disruption Event” means

(a)	by 11:00 a.m. (London time) on the quotation day for the relevant Interest Period the rate of LIBOR is not available and none or only one of the reference banks supplies a rate to the Lender to determine LIBOR for US Dollars for the relevant Interest Period; or
(b)	before close of business in London on the quotation day for the relevant Interest Period, the cost to the Lender of obtaining matching deposit in the London interbank market would be in excess of LIBOR;

“Material of Environmental Concern” means and includes

chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, oil, petroleum and oil and petroleum products and any other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law (as defined in the United States Oil Pollution Act of 1980 or the United States Comprehensive Environmental Response, Compensation and Liability Act 1980);

“Maturity Date” means

The final Repayment Date;

“Mortgage” means

the first priority Singaporean ship mortgage over the whole of the Vessel executed or (as the context may require) to be executed by the Borrower in favour of the Lender in form and substance satisfactory to the Lender;

“Obligors” means

collectively the Borrower, the Guarantor and, in the singular, means any or each of them;

“Permitted Liens” means

(a)	any lien for taxes or other government charges or levies not yet asserted or, if asserted, not yet due and payable;
(b)	any lien for the fees or charges of any port not yet asserted or, if asserted, not yet due and payable;

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(c)	any lien for ship repairers, suppliers, mechanics, workmen or other like necessaries suppliers arising in the ordinary course of operation, navigation, maintenance or other business in respect of amounts not yet due and payable;
(d)	any lien for salvage;
(e)	any lien on the Vessel for wages of master, officers and crewmembers outstanding in the ordinary course of trading; and
(f)	any other maritime liens arising by operation of law or otherwise in the ordinary course of the operation, navigation, maintenance or trading of the Vessel;

“Prohibited Person” means

any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“P&I Club” means

any such protection & indemnity association or club or such insurance company as a member of the International Group of Protection & Indemnity Associations that the Assignee shall reasonably accept, in which the Vessel shall be entered and shall continue to be entered in the name of Owner and with which the Vessel shall be insured and shall continue to be insured;

“Repayment Date” means

each of such repayment dates, as provided hereunder; provided that the first Repayment Date shall be the date falling three (3) months after the Drawdown Date, and the last Repayment Date shall be sixty (60) months after the Drawdown Date, as more specifically set forth in Schedule 3;

“Requisition Compensation” means

in relation to the Vessel, any and all compensation paid or payable by a government entity in consequence of a requisition for title, confiscation or Compulsory Acquisition of the Vessel or any part hereof;

“Sale Proceeds” means

in the context of clause 4.5, proceeds of sale less all costs and expenses incurred by the Borrower in connection with the sale including but without prejudice to the generality of the foregoing, broker’s commission, legal costs, stamp duties, de-registration fees and expenses relating to any dry-docking of the Vessel or repairs necessitated thereby pursuant to the relevant sale and purchase agreement;

“Sanctions” means

any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America; or
(b)	otherwise imposed by any law or regulation;

“Security Documents” means

the Mortgage, the Deed of Covenants, the Assignment of Insurance, the Deed of Shares Security and any other security documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other monies from time to time owing by the Borrower pursuant to this Agreement (whether or not any such document also secures monies from time to time owing pursuant to any other document or agreement);

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“Total Loss” means

(a)	actual, constructive, compromised or arranged total loss of the Vessel;
(b)	the Compulsory Acquisition of the Vessel;
(c)	the condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Vessel be released and restored to the Borrower from such condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;
(d)	the hijacking, theft or capture of the Vessel by any other persons unless the Vessel be released and restored to the Borrower from such hijacking, theft or capture within thirty (30) days after the occurrence thereof; or
(e)	any other event which constitutes a total loss of the Vessel under the relevant policies of the Insurance;

“US Dollar”, “USD” and the sign “$” means

the US Dollar, being the lawful currency of the United States of America;

“Violent Demand” means

(a)	act of making demands in a violent manner;
(b)	act of making unreasonable demands beyond legal responsibility of the demanded party;
(c)	act of using threatening language/behaviours or using violence in relation to transactions;
(d)	act of discrediting the Lender or disrupting the Lender’s operations by spreading rumours, using fraudulent means or force; or
(e)	any other act similar to any of the above;

“War Risks Insurance” shall bear

the meaning set out in clause 11.3 hereof.

1.2	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3	Time of Essence

Time is of the essence in respect of all the obligations of the Borrower and the Lender under this Agreement.

1.4	Severability

Each of provisions in this Agreement are severable and distinct from the others, and if at any time one or more such provision is or becomes invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

1.5	Third Party Rights

Unless expressly provided to the contrary in a Finance Document, a person who is not a party hereto has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

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2.	THE LOAN COMMITMENT

2.1	Agreement to Lend

The Lender, relying upon each of the representation and warranties set out herein, and upon the terms of this Agreement, and in particular, subject to fulfillment of the conditions precedent set forth herein, agrees to advance the Loan and the Borrower hereby agrees to borrow the Loan on the Drawdown Date determined under clause 2.3 below.

2.2	Purpose of the Loan

The Borrower agrees that the Loan will be appropriated for the cost of refinance of the Vessel.

2.3	Drawdown

Subject to the terms and conditions of this Agreement, the Loan shall be advanced in full and in one amount on the Drawdown Date following receipt by the Lender from the Borrower of a Drawdown Notice not later than 11:00 a.m. (Tokyo time) at least five (5) Banking Days before the proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3, be irrevocable.

2.4	Amount of Loan

The principal amount of the Loan shall be USD 13,130,000, provided however that it shall be no more than sixty five (65) percent of the market value of the delivered Vessel based on a valuation to be provided by an independent shipbroker chosen by the borrower from a list of brokers (Clarksons, Braemar and SSY) approved by the Lender, acting reasonably, (such valuation report shall be provided to the Lender not less than fifteen (15) Banking Days prior to the Drawdown, and such valuation is to be no more than thirty (30) days old.) at the cost and expense of the Borrower. In the event that sixty-five (65) percent of such market value is lower than the amount of USD 13,130,000, the drawdown amount of the Loan shall be limited to equivalent to sixty-five (65) percent of such market value.

2.5	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement and, subject to the provisions of clause 3, on the Drawdown Date the Lender shall make available the Loan in accordance with this clause 2. The Borrower acknowledges that payment of the Loan in accordance with this clause 2 shall satisfy the obligation of the Lender to make available the Loan to the Borrower under this Agreement.

2.6	Termination of Commitment

If the Loan is not drawn down by the end of the Availability Period, save as provided herein, the Lender may terminate this Agreement and the other Finance Documents without any notice.

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3.	CONDITIONS PRECEDENT

3.1	Documents and Evidence

The obligation of the Lender to make the Loan available shall be subject to the condition that the Lender or its duly authorised representative shall have received on or prior to the day on which the Drawdown Notice is given, the documents and evidence specified in Schedule 2 in form and substance satisfactory to the Lender.

3.2	General Conditions Precedent

The obligation of the Lender to make the Loan available shall be subject to the further conditions at the time of the giving of the Drawdown Notice, and at the time of the advancing the Loan:

3.2.1	Conditions Precedent (For the Drawdown Notice and the Drawdown)

(1)	Correctness of the representation and warranties

all of the representations and warranties contained in clause 10 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(2)	No Event of Default

no Event of Default and no event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred or is continuing;

(3)	No change of laws

no change shall have occurred in any applicable laws and regulations thereunder and interpretation thereof by appropriate regulatory authorities or any court that would make it illegal for any Obligor or the Lender to perform any of their respective obligations under this Agreement or any of the Security Documents in accordance with the provisions hereof or thereof;

(4)	Insurance

the Vessel is insured in accordance with the terms and conditions of this Agreement and the Security Documents;

(5)	No Total Loss

no Total Loss or event which with the lapse of time or any other condition or both, would constitute a Total Loss shall have occurred in respect of the Vessel on or prior to the Drawdown Date;

3.2.2.	Conditions Precedent (For the Drawdown only)

(1)	Registration of the Vessel

the Vessel is duly registered in the name of the Borrower under the law of the Republic of Singapore;

(2)	The Mortgage

the Mortgage and the Deed of Covenants has been duly executed by the Borrower in favour of the Lender and registered within two (2) Banking Days after the Drawdown Date at the relevant Singapore authority all at no costs and expenses to the Lender;

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(3)	Execution of the Security Documents

all other Security Documents which shall be executed at such time are duly executed and remain in full force and effect; and

(4)	Prepayment of the Existing Loan

it is reasonably expected at the Drawdown Date that the loan amount financed by the Lender to the Borrower in accordance with the Facility Agreement dated 22 January 2016 and other related agreements shall be prepaid to the Lender out of the proceeds of the Drawdown;

3.3	Dissatisfaction of Conditions

The conditions specified in this clause 3 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

4.	REPAYMENT AND PREPAYMENT

4.1	Repayment

4.1.1	The Borrower shall repay the Loan by twenty (20) instalments in every three (3) months, one such Instalment to be repaid on each Repayment Date. Subject to the provisions of this Agreement, the amount of each such instalment (other than the last instalment) shall be approximately 2.09% of the amount of the Loan (if the amount calculated contains a fraction of less than US Dollar 1,000, such fraction shall be deemed as US Dollar 1,000) as attached in Schedule 3. On the final Repayment Date in respect of the Loan which is also the Maturity Date, the Borrower shall repay the remainder of the Loan outstanding in full. The referenced repayment schedule is attached in Schedule 3.

4.1.2	Notwithstanding the clause 4.1.1, such instalment shall be revised as appropriate depending on the actual drawdown amount of the Loan (as determined in accordance with clause 2.4), satisfactory to the Lender. In the event that such repayment schedule is revised, the Schedule 3 shall be replaced by the updated repayment schedule which is to be signed by the both parties.

4.2	Voluntary Prepayment

4.2.1	The Borrower may, by giving the Lender no less than thirty (30) days prior written notice, prepay the whole or any part of the Loan (but, if in part, the prepayment shall be made only in the sum of US Dollar 100,000 or its integral multiple). Where any prepayment is made on a date, which is not an Interest Payment Date, the Borrower shall pay any applicable Break Costs to the Lender.

4.2.2	No amounts prepaid may be re-borrowed under this Agreement.

4.3	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

(a)	the Lender shall notify the Borrower forthwith upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Lender will have no obligation to make and maintain the Loan to the Borrower; and

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(c)	the Borrower shall prepay the Lender the Loan in whole hereunder on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

4.4	Mandatory Prepayment on a Total Loss

4.4.1	In the event that the Vessel becomes a Total Loss after the Drawdown, on the date falling ninety (90) days after the date on which the Vessel became a Total Loss or, if earlier, on the date upon which the Insurance Proceeds in respect of such Total Loss are, or Requisition Compensation is, received by the Borrower (or the Lender pursuant to the Finance Documents), the Borrower shall prepay the Loan outstanding in full.

4.4.2	For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(b)	in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the then insurers of the Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred or, if earlier, the date falling six (6) months after the date on which notice of abandonment of the Vessel is given to such insurers;

(c)	in the case of compromised or arranged total loss of the vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(d)	in the case of Compulsory Requisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs;

(e)	in the case of condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the Borrower of the use of the Vessel for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant condemnation, capture, seizure, arrest, detention or confiscation occurred; and

(f)	in the case of hijacking, theft, or capture of the Vessel by any other persons, which deprives the Borrower of the use of the Vessel for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft or capture occurred, provided that, for the purpose of sub-clauses (e) and (f) above, there shall be no deemed Total Loss if the Vessel has not been recognised as a Total Loss by the insurers and the Vessel is restored to the use of the Borrower prior to the date on which prepayment of the Loan is required to be made in accordance with clause 4.4.1.

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4.5	Mandatory Prepayment on Sale of the Vessel

4.5.1	The Borrower is entitled to sell the Vessel during the Loan Period only if:

(a)	the Borrower has notified the Lender in writing of its intention to sell the Vessel not less than thirty (30) days prior to the estimated date of delivery of the Vessel and, following such notice as soon as practicably possible but no later than five (5) Banking Days prior to the delivery date of the Vessel, has provide a copy of the sale and purchase agreement with regard to the Vessel;

(b)	no Event of Default has occurred and is continuing; and

(c)	the Sale Proceeds shall be sufficient to repay the Loan outstanding in full. If this is not the case, the Borrower shall make up the shortfall prior to such sale by paying the difference between the Sale Proceeds and the said amounts to an account nominated by the Lender.

4.5.2	If the Vessel is sold, the Sales Proceeds and the amount of the shortfall (if any) shall be applied by the Lender as follows:

(a)	first, in or towards repayment of all the outstanding, together with any interest accrued thereon and any fees or charges incurred under this Agreement and/or the Security Documents and in the order of application specified in clause 14.1; and

(b)	thereafter, in the event of there being a balance remaining, directly to or to the order of the Borrower.

4.5.3	The Lender shall at the cost of the Borrower execute and deliver the discharges and re-assignments of the Security Documents relating to the Vessel promptly after the Lender confirms that any and all liabilities have been discharged in full by applying the Sale Proceeds pursuant to clause 4.5.2.

4.6	Amounts Payable on Prepayment

4.6.1	Any prepayment of all or part of the Loan under this clause shall be made together with:

(a)	one percent (1.00%) of the prepayment principal amount as the prepayment fee from the Drawdown Date until and including the date on twelve (12) month anniversary of the Drawdown Date;

(b)	accrued interest on the amount to be prepaid to the date of such prepayment;

(c)	the costs of discharging and releasing the Mortgage and other securities (if any) granted for the Loan, if such Mortgage and securities shall be, upon the prepayment of the Loan, discharged and released pursuant to the terms thereof; and

(d)	the other amounts due and payable to the Lender hereunder or under any of the Finance Documents.

4.6.2	Notwithstanding the clause 4.6.1, there shall be no prepayment fee in the case of the following prepayment events:

(a)	Total Loss (clause 4.4);

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(b)	sale of the Vessel (clause 4.5);

(c)	any prepayment based upon refinancing agreement with the Lender; and

(d)	sale of the share in the Borrower.

4.7	Dollar Account

The Borrower shall:

(a)	on or before the Drawdown Date, open the Dollar Account, and unless otherwise required or agreed by the Lender, maintain such accounts throughout the Loan Period, pursuant to this Agreement;

(b)	procure that all monies payable to it in respect of the Earnings of the Vessel shall, unless provided for otherwise under the Finance Documents, be paid to the Dollar Account; and

(c)	in the event of any Event of Default, procure all monies payable to it in respect of the Earnings of the Vessel to be paid to the order of the Lender.

5.	INTEREST

5.1	Payment of Interest

The Borrower agrees to pay interest on the Loan outstanding from time to time on each Interest Payment Date for the corresponding Interest Period.

5.2	Calculation of Interest

The rate of interest on the Loan for each Interest Period shall be the percentage rate per annum which is the aggregate of (i) LIBOR and (ii) the Margin, but shall not be below 2.75% per annum (based on actual days elapsed and a year of 360 days).

5.3	Interest Period

Each Interest Period in respect of the Loan shall be decided in conformity with the following:

(a)	the first Interest Period shall commence on the Drawdown Date, and shall end on the Banking Day on three (3) month anniversary of the Drawdown Date;

(b)	each subsequent Interest Period thereafter shall commence on the next day of expiry of the immediately preceding Interest Period, and shall end the last day of every three (3) calendar months after immediately precedent Interest Period;

(c)	the last Interest Period shall commence on the next day of expiry of the immediately preceding Interest Period, and shall end on the Maturity Date; and

(d)	an Interest Period shall not extend beyond the Maturity Date.

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5.4	Default Interest

5.4.1	If the Obligors fail to pay any sum payable under any of Finance Documents on its due date, the Borrower shall pay Default Interest on such unpaid sum on demand from the due date up to the date of actual payment (as well after as before judgment) at the Default Rate. Any interest accruing under this clause 5.4 shall be immediately payable by the Obligors upon demand by the Lender.

5.4.2	In addition to payment of Default Interest, the Borrower shall indemnify the Lender against any costs and losses resulting from the failure of the Obligors to pay any amounts of principal or interest hereunder when due (whether at its stated maturity, by acceleration or otherwise).

5.5	Calculation of non-Banking Day

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month; provided however that if such extension would cause such day to be a day in the next following calendar month, such day shall be the preceding Banking Day.

5.6	Market Disruption

5.6.1	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the sum of (i) the Margin (based on actual days elapsed and a year of 360 days) and (ii) the rate notified to the Borrower by the Lender in accordance with clause 5.6.2 and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever comparable source it may reasonably select.

5.6.2	The Lender shall notify to the Borrower the Interest Period and the rate of interest on the Loan so set (which shall take effect on a retroactive basis from the beginning of the relevant Interest Period).

5.6.3	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, the Lender shall notify the Borrower in writing stating the circumstances.

6.	CURRENCY

The Instalments, the Interest and the Default Interest thereon or in relation to thereto, shall be paid in the currency of US Dollars.

7.	FEES AND EXPENSES

7.1	Up-front Fee etc.

7.1.1	The Borrower shall pay to the Lender a non-refundable up-front fee of 1.00% of the Loan upon the Drawdown Date.

7.1.2	In the event that the Loan is not drawn down by the date specified in the Loan Agreement due to the Borrower’s or the Guarantor’s willful misconduct or negligence, the Borrower shall pay to the Lender an amount of USD 131,300 as liquidated damages for losses and other damages arising from such failure to drawdown.

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7.2	Expenses

The Borrower shall from time to time upon demand of the Lender reimburse the Lender on a full indemnity basis for following costs and expenses (including legal, printing, and out-of-pocket expenses) incurred by the Lender:

(a)	Tonnage taxes

all annual taxes, agency fees and other costs and expenses necessary for the Borrower to continue to be the registered owner of the Vessel in the Republic of Singapore;

(b)	Cost for documentation

in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, or release or reassignment of, any of the Finance Documents;

(c)	Cost for enforcement

in contemplation of, or otherwise in connection with the enforcement of, or preservation of any rights under, any of the Finance Documents, or otherwise in respect of the monies owing under any of the Finance Documents;

(d)	Cost for registration

in or in connection with the registration of the Vessel, the Mortgage and other security set in accordance with the Security Documents;

(e)	Cost for maintenance

in connection with the Insurance, the maintenance of the Vessel, the discharge of Encumbrances (including Permitted Liens) on the Vessel or otherwise in relation to the Vessel’s operation and maintenance;

(f)	Bank Charge

all bank charges including lifting charges for remittance of payments in relation to this Agreement and any of Security Documents;

(g)	Interest

together with interest at the rate referred to in clause 5.4 from the date on which such expenses were claimed from the Borrower to the date of payment (as well after as before judgment).

7.3	Increased Costs

7.3.1	The Borrower shall, within three (3) Banking Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender as a result of (a) any change in law or in its interpretation or administration and/or (b) compliance by the Lender with any request from, or requirement of, any central bank or other fiscal, monetary or other authority of the country of incorporation of the Lender and/or the country in which the Lender’s office is located.

7.3.2	The Lender intending to make a claim pursuant to clause 7.3.1 shall notify the Borrower of the event giving rise to the claim as soon as practicable, providing a certificate evidencing the amount of its Increased Costs.

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7.3.3	The Borrower shall not be liable to the extent any Increased Costs are attributable to a tax deduction required by law to be made by Obligors or a breach by the Lender or its affiliates of any law or regulation.

8.	TAXES

8.1	Payment of Taxes

The Borrower shall pay all taxes, including stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with any of the Finance Documents and shall indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8.2	No set-off or Counterclaim; Distribution to the Lender

All sums payable by the Borrower hereunder, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, free of any deductions or withholdings (whether in respect of set-off, counterclaim, duties, charges or otherwise howsoever). In the event that the Borrower is prohibited by law from making payments hereunder free of deductions or withholdings, then the Borrower shall pay such additional amount to the Lender as may be necessary in order that the actual amount received by the Lender after such deduction or withholding (and after payment of any additional charges due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required.

8.3	Notification of Deduction

If at any time the Borrower is required by law to make any deduction or withholding from any sum payable hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall forthwith notify the Lender.

8.4	Withholding Tax and Grossing Up

If at any time the Borrower is required to make any deduction or withholding in respect of taxes from any payment due under any of the Finance Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. The Borrower shall indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrower to make such any deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

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8.5	FATCA Information

(a)	Subject to paragraph (c) below, each party shall, within ten (10) Banking Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA; and

(iii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a party confirms to other party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

8.6	FATCA Deduction

(a)	Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment.

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9.	GUARANTEES

9.1	Guarantee

The Guarantor irrevocably and unconditionally and jointly and severally with the Borrower:

(a)	guarantees to the Lender punctual performance of the Guaranteed Obligations (the guarantee of the Guarantor prescribed in this clause 9.1 is referred to as the “Guarantee” in this chapter);

(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with the Finance Documents, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

9.2	No Security taken by Guarantor

The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Obligations of the Borrower have been paid or discharged in full, it will not take or receive, the benefit of any security from the Borrower in respect of their obligations under this Guarantee.

9.3	Continuing Guarantee

This Guarantee shall be a continuing guarantee and shall remain in full force and effect insofar as any obligation of the Borrower hereunder shall remain unperformed and the Guarantee may be enforced without any demand being made on or proceedings taken against the Borrower.

9.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or the Guarantor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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9.5	Waiver of Defenses

The obligations of the Guarantor under this Guarantee will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 9.5, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or any other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of the Borrower or any of its affiliates;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, the Borrower or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

9.6	Immediate Recourse

The Guarantor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce security created thereunder) before claiming or commencing proceedings under this Guarantee. This waiver applies irrespective of any law or any provision of Finance Documents to the contrary.

9.7	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by it in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Guarantee.

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9.8	Deferral of Guarantor’s Rights

All rights which the Guarantor at any time has (whether in respect of this Guarantee, a mortgage or any other transaction) against the Borrower or its assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Guarantee Period and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, the Borrower's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken by the Lender;

(d)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under clause 9.1;

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Borrower under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or, as the Lender may direct.

9.9	Ranking pari passu

The Guarantor hereby undertakes to ensure that its obligations hereunder rank at all times at least pari passu with all of its other present and future unsecured and unsubordinated debt.

9.10	Additional Security

The Guarantee is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or to combine accounts in connection with the Finance Documents.

9.11	Suspension of Subrogation Right

Unless and until any and all transactions in respect of the Security Documents have ceased to exist and all monies, obligations and liabilities hereby guaranteed by the Guarantor have been paid or discharged in full, the Guarantor hereby suspends the exercise of any right of subrogation and hereby agrees not to make or prove any claim against the Borrower in competition with the Lender and agree not to take any security or lien in respect of the granting of the Guarantee or in respect of any liability of any kind whatsoever of the Borrower to the Guarantor. If the Guarantor shall have any claim subrogation concerning the Loan or shall obtain any such security or lien therefor, the Guarantor shall, forthwith upon demand by the Lender, assign, pledge, sub-pledge, transfer and/or register to or for the Lender such claim, security or lien in accordance with instructions of the Lender without compensation.

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9.12	Indemnity

The Guarantor shall, on demand, indemnify the Lender against any cost, loss or liability incurred by any of them:

(a)	in relation to or as a result of:
(i)	any failure by the Borrower to comply with its obligations of payment of any cost and expense of the Finance Documents;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of this Guarantee;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender by this Guarantee or by law;

(v)	any default by the Guarantor in the performance of any of the obligations expressed to be assumed by it in this Guarantee;

(vi)	any action by the Guarantor which vitiates, reduces the value of, or is otherwise prejudicial to, any security created pursuant to the Finance Documents; and

(vii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Guarantee,

(b)	which otherwise relates to the performance of the terms of this Guarantee (otherwise than as a result of the Lender's gross negligence or wilful misconduct).

This Clause 9 is without prejudice to the Guarantor's liabilities in respect of any other indemnity provisions of the Finance Documents.

10.	REPRESENTATION AND WARRANTIES

The Obligors hereby jointly represent and warrant to the Lender that:

Good Standing of the Borrower

the Borrower is a corporation duly organised, registered and validly existing in good standing under the law of the Republic of Singapore, and any required authorizations have been obtained and are in full force and effect;

Good Standing of the Guarantor

the Guarantor is a corporation duly organised, registered and validly existing in good standing under the law of the Republic of Singapore, and any required authorizations have been obtained and are in full force and effect;

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Corporate authority of the Borrower

the Borrower has the power and authority to execute, deliver and perform its obligations under the Finance Documents, to conduct its business, to own its properties and assets, and to borrow the Loan; all necessary corporate, shareholder and other action of the Borrower has been taken to authorise the execution, delivery and performance of the same;

Corporate authority of the Guarantor

the Guarantor has the power and authority to guarantee the Loan and the Borrower’s obligation and for that purpose, to enter into this Agreement and perform its obligations hereunder; all necessary corporate, shareholder and other action of the Guarantor has been taken to authorise the execution, delivery and performance of the same;

Binding obligations

the Finance Documents constitute or will, when executed, constitute valid and legally binding obligations of the Borrower and/or Guarantor enforceable in accordance with their respective terms, save as such enforcement may be restricted by laws affecting creditors’ rights generally;

No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of the Finance Documents by the Obligors will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Obligors are subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which each Obligor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association or other constitutional documents of the Obligors or (iv) result in the creation or imposition of or oblige the Obligors to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Obligors;

No litigation pending or threatened

there is no litigation, arbitration or administrative proceeding, pending or, to the knowledge of the officers of the Obligors, threatened against the Obligors which would have a material adverse effect on the financial condition or operation of the Obligors, or the operation of the Vessel;

No immunity

neither the Obligors, nor any of their assets are entitled to immunity on the ground of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

Financial statements

the financial reports of the Borrower and the financial accounts of the Guarantor, which have previously been delivered to the Lender, are complete and correct, and fairly represent the financial condition and the results of operations of the Obligors on the dates thereof and for the periods then ended in accordance with generally accepted accounting principles in the Republic of Singapore applied on a consistent basis; there are no liabilities, direct or indirect, fixed or contingent, of the Obligors as of the dates of such financial reports or the financial accounts that are not reflected therein or in the notes thereto; since the latest date of such financial reports or the financial accounts there has been no material adverse change in the financial condition or results of operations of the Obligors;

No material adverse change

there has been no material adverse change since the date of the financial report in the business, properties, financial condition or earnings of each Obligor except as expressly disclosed to the Lender;

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Consents obtained

every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Obligors to authorise, or required by the Obligors in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by the Obligors of its obligations under the Finance Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

Title to Properties and Assets

the Borrower has good and marketable title to all its properties and assets ownership of which is reflected in its most recent balance sheet contained in the financial reports referred to herein, except for properties or assets that have been disposed of in the ordinary course of business; all such properties and assets are free and clear of all mortgage, liens, charges and other encumbrances, except as noted in such balance sheet; all such properties and assets are insured against such risks and in such amounts as are customary for businesses of a like nature to the Borrower’s business;

Compliance with law

the Obligors are conducting their business and operations in compliance with all applicable laws and governmental directives, policy statements and guidelines of governmental authorities, whether or not having the force of law;

ISM and ISPS Code

the Borrower is conducting their business and operations in compliance with the ISM Code and the ISPS Code;

Taxation

the Obligors have duly and punctually paid and discharged all taxes imposed upon them or their assets within the time period allowed without incurring penalties, except to the extent that the payment of such taxes is being contested in good faith by the Obligors, adequate reserves having been provided for the payment thereof;

Tax returns

the Obligors are not materially overdue in the filling of any tax returns;

Ranking Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower; except as permitted by this Agreement and the Security Documents, no Indebtedness of the Borrower is secured by or otherwise benefits from any Encumbrance or any segregation or other preferred arrangement of any kind, on or with respect to any assets, revenues or rights to the receipt of income of the Borrower;

No default under other indebtedness

neither the Borrower nor the Guarantor are in default in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement or instrument to which it is a party or by which it is bound;

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Information

the information, exhibits and reports furnished by any Obligor to the Lender in connection with the negotiation and preparation of the Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

Financial Projections

any financial projections which have previously been provided to the Lender by any Obligor (if any), in connection with the Loan, have been prepared on the basis of recent historical information and on the basis of reasonable assumptions;

No Default

no Event of Default has occurred and is continuing, and no event, accident, affair, situation, condition, circumstance, act, omission or thing has occurred which, with the giving of notice and/or lapse of time and/or upon the Lender making any necessary determination under clause 12.1 hereof, might constitute an Event of Default;

No Cross default

no event or omission has occurred which entitles (or may, with the giving of notice and/or the lapse of time and/or the fulfilment of any other condition, entitle) any creditors of any Obligor to declare any indebtedness of any kind due and payable prior to its specified maturity or to cancel or terminate any loan or other credit facility or to decline to make any advances or further advances thereunder;

The Vessel

on the Drawdown Date, the Vessel is:

(a)	in the absolute and lawful ownership of the Borrower;

(b)	registered in the name of the Borrower through the Ships’ Registry under the laws and flag of the Flag State;

(c)	tight, staunch and strong and well and sufficiently tackled, appareled, furnished and equipped and in all respects operationally seaworthy and, in every way, fit for service; and

(d)	classed with the Classification free of all overdue requirements and recommendations of the Classification Society;

No Total Loss

no Total Loss or event which, with the lapse of time or any other condition or both, would constitute a Total Loss shall have occurred in respect of the Vessel;

Free from encumbrances

neither the Vessel, nor its Insurances or Requisition Compensation nor any other properties or rights which are, or are to be, the subject of any of the Security Documents and Permitted Liens nor any part thereof will be, on the Drawdown Date, subject to any Encumbrance other than the Existing Securities;

No Winding-up

the Obligors have not taken any corporate action, and neither have any other steps been taken nor legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against it for winding-up, dissolution, administration or otherwise for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues;

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Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(a)	the Borrower and to the best of the Borrower’s knowledge and belief (having made due enquiry) its respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Borrower and to the best of the Borrower’s knowledge and belief (having made due enquiry) its respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)	neither the Borrower nor to the best of the Borrower’s knowledge and belief (having made due enquiry) its Environmental Affiliates has received notice of any Environmental Claim that the Borrower or any such Environmental Affiliates is not in compliance with any Environmental Law or any Environmental Approval;

No Anti-social Forces

each of the Obligors does not fall under Anti-social Forces defined herein;

No Violent Demand

each Obligor has not committed, or not caused any third party to commit, any of Violent Demand;

Sanctions

(a)	no Obligor; (i) is a Prohibited Person; (ii) is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; or (iii) to its knowledge owns or controls a Prohibited Person; and

(b)	no proceeds of the loan shall knowingly be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied knowingly in a manner or for a purpose prohibited by Applicable Sanctions;

Repetition of representations and warranties

the Obligors represent and warrant to and undertake with the Lender that each of the representations and warranties contained in this clause 10 above (except for any considered by the Lender not to be material) will also be true and accurate throughout the Loan Period in all respects as though made at any time during such Loan Period with reference to the facts and circumstances existing at such time.

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11.	UNDERTAKINGS AND COVENANTS

11.1	Financial Covenants

In addition to the other undertakings herein contained, the Obligors hereby covenant to the Lender that, during the terms of this Agreement, the Borrower shall act as follows and shall perform the following obligations:

Financial statements; the other reports

(a)	the Borrower shall maintain an accounting system in accordance with generally accepted accounting principles in the Republic of Singapore consistently applied;

(b)	as soon as available but not later than one hundred eighty (180) days after the end of half of its fiscal years, the Borrower shall deliver to the Lender the Borrower’s financial reports; such financial reports shall be certified to be true and correct by the principal financial officer of the Borrower, who shall certify that at the date of such certificate the Borrower has performed all their covenants and that no Event of Default has occurred and no event that, with the giving of notice or the passing of time, or both, would constitute an Event of Default, has occurred;

(c)	as soon as available but not later than one hundred eighty (180) days after the end of each of its fiscal years, the Guarantor shall deliver to the Lender the Guarantor’s financial reports (including, at least, its balance sheet and statement of income with related notes specifying significant accounting policies and their impact on such financial reports, with all related notes and schedules) as at and for the accounting period then ended which shall be audited and certified by independent certified or chartered accountants acceptable to the Lender (acceptance shall not be unreasonably withheld), without material exception or qualification; such financial reports shall be certified to be true and correct by the principal financial officer of the Guarantor, who shall certify that at the date of such certificate the Guarantor has performed all their covenants and that no Event of Default has occurred and no event that, with the giving of notice or the passing of time, or both, would constitute an Event of Default, has occurred;

(d)	the Obligors shall promptly make available such further information or documents concerning their business and affairs as the Lender may from time to time reasonably request; the Obligors shall also cause their representatives, employees and accountants to give their full cooperation and assistance in connection with any visits by or financial conferences with the Lender or its representatives;

Execution and Perfection of Security Documents

the Borrower shall, pursuant to each of the terms and conditions therein, take every necessary step to execute and perfect the Security Documents, including but not limited to the Assignment of Insurance, in favour of the Lender at the cost of the Borrower;

Other Obligations

the Borrower shall pay all its Indebtedness and perform all contractual obligations promptly pursuant to agreements to which it is a party or by which it is bound at any time during the term of this Agreement, including without limitation, under any Charterparty;

Taxes

the Obligors shall pay and discharge all taxes and governmental charges upon them or against any of their properties or assets prior to the date after which penalties attach for failure to pay, except to the extent that the Obligors shall be contesting in good faith their obligation to pay such taxes or charges, adequate reserves having been set aside for the payment thereof; the Obligors shall make timely filings of all tax returns and governmental reports required to be filed or submitted under any applicable laws or regulations;

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Business Character

the Obligors shall maintain their corporate existence in good standing under and in compliance with all applicable laws, shall maintain the present character of their businesses; the Borrower shall retain direct ownership in full of the Vessel and shall not purchase, acquire, hold, charter or operate any vessel other than the Vessel without the prior written consent of the Lender; the Borrower shall not engage in any business other than the ownership and operation of the Vessel;

Performance and Notice

the Borrower shall promptly give notice to the Lender of (i) any substantial dispute between the Borrower and any governmental authority with respect to payment of taxes or any other matter; (ii) any substantial labor dispute threatening the continued normal business operation of the Borrower; (iii) any loss or damage to the properties or assets of the Borrower if the initial estimated cost of repair or replacement is in excess of US$500,000 or the equivalent amount of such cost in any other currency; (iv) the commencement of any litigation or proceeding (whether by service of process or by attachment or arrest of any property or asset) involving total claims against the Borrower in excess of US$500,000 or the equivalent amount of such claims in any other currency; (v) the occurrence of any Event of Default or an event that, with the giving of notice or the passing of time, or both, would constitute an Event of Default; and (vi) the occurrence of any event of default or other event that, with the giving of notice or the passing of time, or both, would constitute an event of default under any other agreement to which the Borrower is a party;

Governmental Approvals

the Obligors undertake to obtain or ensure that the Obligors obtain any governmental approvals as become necessary for the performance of all of the terms and conditions of the Finance Documents, and each document required hereunder or thereunder; and

Delivery of Certificates of Class

the Borrower shall promptly furnish the Lender, upon its request from time to time, its own expense, with a written certificate or report from marine surveyors acceptable to the Lender confirming that the Vessel is in the highest classification and rating for a vessel of the same age and type in its present Classification Society or any other classification society of like standing acceptable to the Lender, in sound and seaworthy condition and repair and is capable of performing the duties and obligations under its Charterparty, and that the certificate of class of the Vessel is in force.

11.2	Negative Covenants, etc.

The Obligors hereby undertake with the Lender that, from the date of this Agreement and as long as any monies are owing under the Finance Documents and while all or any part of the Indebtedness remains outstanding, without the prior written consent of the Lender:

Liquidation

none of the Obligors shall wind up, liquidate or dissolve its affairs or consolidate with or merge into any company or transfer of its substantial part of its business or assets to any third party;

Negative pledge

the Borrower shall not permit any Encumbrance to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure any present or future Indebtedness or other liability or obligation of the Borrower or any other person, other than the Mortgage or Permitted Lien;

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Investments etc.

the Borrower shall not acquire additional assets except for normal investment in the ordinary course of operating the Vessel nor incur additional indebtedness except for normal trade credit and any existing or future shareholders’ loans;

Dividends

the Borrower shall notify the Lender in writing of its intention, declare or pay, in any year, any dividends or other distributions to its shareholders or retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock before such dividends etc.;

Merger, sale of assets

the Borrower shall not merge, reorganise or consolidate with any other corporation or purchase or otherwise acquire all or substantially all of the assets of any other corporation, partnership or sole proprietorship;

Transfer

the Borrower shall not sell, transfer, abandon, lend, lease, or otherwise dispose of or cease to exercise direct control over any significant portion of its present or future undertaking, rights, revenues or assets, including without limitation the Vessel, except for normal investment in the ordinary course of operating the Vessel;

Prohibition of Adversely Affecting Agreement

the Borrower shall not enter into, execute, issue, make or deliver, and shall procure that none of the Obligors to enter into, execute, issue, make or deliver, any agreement, contract, letter, commitment, undertaking or other promise with any third party for any transaction whatsoever which would, in the reasonable judgement of the Lender, adversely and materially affect the Lender’s interest under this Agreement and the Security Documents or the ability of any Obligors to perform their obligations under the Finance Documents to which it is a party;

Non-petition

the Obligors shall not be entitled at any time to institute against the Borrower or join in any institution against the Borrower of, any bankruptcy, reorganisation arrangement, insolvency, winding-up or liquidation proceedings or other proceedings under any applicable bankruptcy or similar laws in connection with any obligations relating to the Security Documents;

Indebtedness

the Borrower shall not create, incur or assume any indebtedness after the date hereof without the prior written consent of the Lender, except indebtedness which is subordinated to the satisfaction of the Lender to the payment of all amounts payable hereunder, and the Borrower shall not incur any other obligations except with respect to the regular operation of the Vessel including any payment obligation to the Guarantor made in the ordinary course of business with respect to ship running costs, insurance premiums or contributions, brokerages, commissions and administrative and commercial operating fees and expenses where the Guarantor has settled such expenses directly or by an advance of funds to the Borrower;

Stock, bond purchase

none of the Obligors shall cause any of its stock (except in connection with the payment of a stock dividend), bonds or other securities to be issued nor shall the Borrower repurchase or redeem any of the Borrower’s stock or purchase, acquire or hold the stock of any other person, firm or corporation, save that the Guarantor may convert shareholder loans to preference shares pursuant to clause 7.12 of the shareholders agreement made by and between the Guarantor and its shareholders dated 11 December 2013 and as subsequently amended from time to time;

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No material adverse change

none of the Obligors shall amend, modify, terminate, rescind or annul, or permit the amendment, modification, termination, rescission or annulment of the Finance Documents;

No Anti-social Act

each Obligor shall:

(a)	not fall under Anti-Social Forces defined herein;
(b)	not, or not cause any third party to, commit any of Violent Demand; and
(c)	upon receiving information which provides reasonable certainly that a violation of paragraph (a) or (b) will or has occurred, immediately advise the Lender of such occurrence; and

Maintaining Properties

the Borrower shall maintain their properties and assets satisfactory to the Lender as the Obligors may perform their obligation in accordance with the Finance Documents.

11.3	Covenants; Insurance

11.3.1	Borrower’s Risks

The Borrower shall, throughout the Loan Period, bear all risks of losses of, damages to and liabilities of the Vessel howsoever arising whether out of or in connection with navigation, operation and maintenance of the Vessel or otherwise.

11.3.2	Type of Insurances

The Borrower shall, throughout the Loan Period, covenant with the Lender in relation to the Insurances on or in respect of the Vessel that the Borrower will take out and effect or cause to be taken out and effected and maintain the following Insurances on and in respect of the Vessel, at its own expense (including payment of all premiums, costs and club calls, if any):

(a)	an Insurance (hereinafter called the “Hull & Machinery Insurance”) which will be taken out and maintained in against all risks (including excess risks) being effected on the Vessel throughout such Security Period under the Nordic Marine Insurance Plan of 2013 (Version 2019), the Institute of London Underwriters “Institute Time Clauses Hulls”, or Hull Insurance Ordinary Conditions (“Senpaku Hoken Futsu Yakkan”) with the Hull Insurance No.6 Special Conditions (“Senpaku Hoken Dai6-shu Tokubetsu Yakkan”), or under such similar terms generally adopted by first-class insurance companies in Japan, England, Norway or U.S.A. as the Lender shall approve;

(for interpretation of this clause, “all risks” includes sinking, overthrow, stranding, grounding, fire, collision, general average, explosion (except for torpedo, bomb or other weapon used as explosive), earthquake, tidal wave, volcanic eruption or falling of thunderbolt, stormy weather, accident on engines and machinery, accident caused during or due to loading or discharge of cargoes, appurtenances, fuel, food, other consumable, accident caused due to defect in the hull, negligent or wilful misconduct of master or crew or pilot and negligence of repairer or charterer;);

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(b)	an Insurance (hereinafter called the “War Risks Insurance”) which will be taken out and maintained against war risks as per the Institute of London Underwriters "Institute War and Strikes Clauses", the Hull War Risks Insurance Special Conditions (“Senpaku Senso Hoken Tokubetsu Yakkan”), American Institute "Hull War Risks and Strikes Clauses", the Nordic Marine Insurance Plan of 2013 (Version 2019) or under such similar terms as the Lender shall approve;

(c)	an insurance (hereinafter called the “P&I Coverage”) being effected by an entry or entries of the Owner in respect of the Vessel with or in the P&I Club and protecting and indemnifying the Owner and the Vessel against all protection & indemnity risks covered by the rules of a P&I Club, which cover to provide maximum limited liability cover any one accident or occurrence permitted by the P&I Club, excepting oil pollution liability claims which is currently limited to USD 1,000,000,000 to each accident or occurrence.

11.3.3	Conditions for Insurances

The Borrower shall, throughout the Loan Period, covenant with the Lender in relation to the Insurances on or in respect of the Vessel that Insurances shall be taken out, effected and maintained under the following conditions:

(a)	the terms and conditions of all Insurances referred to in (a), (b), and (c) of clause 11.3.2 above shall be subject to the prior approval of the Lender, which approval shall not be unreasonably withheld;

(b)	furthermore, every Hull & Machinery Insurance and War Risks Insurance (collectively the “Hull Insurances” and individually a “Hull Insurance”) shall, throughout the Loan Period, be kept effective under their respective valued policies whereby the Vessel is valued at such amount at least equivalent to the full commercial value of the Vessel, and in any event not less than one hundred ten per cent (110%) of the Indebtedness from time to time or its equivalent in any other currency;

(c)	any and all monies payable under the Insurances on or in respect of the Vessel referred to in (a), (b), (c) of clause 11.3.2 above shall at all times be denominated and payable in Dollar; and

(d)	the Hull & Machinery Insurance and War Risks Insurance shall be effected in the name of the Borrower.

11.3.4	Other Covenants Relating to Insurances

The Borrower shall, throughout the Loan Period, covenant with the Lender in relation to the Insurances on or in respect of the Vessel that the Borrower will:

(a)	Renewal

renew or cause to be renewed the Insurances at the Borrower's expense before the relevant policies or contracts of Insurances or certificates of entry expire so that the Insurances shall, throughout the Loan Period, continuously be kept in effect, and the Borrower shall procure that the Insurers and the P&I Club concerned promptly confirm in writing to the Lender and shall promptly deliver to the Lender the copies of all cover notes, binders, policies and certificates of entry in P&I Clubs, and all endorsements and riders amendatory thereof, and/or broker’s undertakings (containing Loss Payable and Notice of Cancellation Clauses acceptable to the Lender) (the “Policies”) as and when such renewal is effected; the Borrower shall promptly notify if the Borrower acknowledges any event that the Policies will expire or be likely to expire except for by reason of maturity;

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(b)	Payment of premium, etc.

punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances, and, if the Lender paid same, reimburse to the Lender for the same together with interest thereon at the per annum rate of fourteen percent (14%) above the Lender's actual funding cost; and shall produce all relevant receipts for the purpose of inspection and/or retention by the Lender, when so required by the Lender;

(c)	Arrangement of P&I Club’s guarantees

arrange for the execution of such guarantees as may from time to time be required by a P&I Club;

(d)	Loss payable clause, etc.

procure that the interest of the Lender shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments issued or to be issued in connection with each Insurance on or in respect of the Vessel by means of a loss payable and notice of cancellation clause reflecting the terms of the Assignment of Insurance relating to the Vessel and a notice of assignment (signed by the Borrower) each in such form as are required in such Assignment of Insurance;

(e)	Original documents

procure that all originals or certified copies of such instruments of Insurance referred to in this clause 11.3 as relate to such of the Hull Insurances on the Vessel as are effected with the Insurers shall be deposited with the Lender together with a letter or letters or undertaking in such forms as are required in the Assignment of Insurance;

(f)	Certificate of Entry

procure that any P&I Club wherein the Vessel is entered shall furnish the Lender with an original of the certificate of entry for the Vessel and a letter or letters of undertaking in such forms as are required in the Assignment of Insurance;

(g)	Employment of the Vessel

not employ the Vessel or allow the Vessel to be employed otherwise than in conformity with the terms of the instruments of the Insurances thereon referred to in this clause 11.3 (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the Insurers and the P&I Club so far as those Insurers and P&I Club are related to the Vessel, and complying with such requirements as to extra premium or otherwise as the Insurers or the P&I Club may prescribe;

(h)	Application of monies

apply all such sums receivable in respect of the Hull Insurances as are paid to the Borrower in accordance with the Assignment of Insurance for the purpose of making good the loss and fully repairing all damage in respect whereof the Insurance monies shall have been received;

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(i)	No alteration

not make any alteration in any of the terms of any of the instruments of Insurances referred to in this clause 11.3 which have been approved by the Lender and shall not make, do, consent or agree to any act or omission which would or might render any such instrument of the Insurances on the Vessel invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part;

(j)	Claim settling

not without the prior written consent of the Lender, settle, compromise or abandon any claim under the Insurances on the Vessel for a Total Loss or a major casualty in respect of which the aggregate of claim shall exceed US$500,000 (or the equivalent in any other currency);

(k)	Reimbursement

reimburse to the Lender on demand all costs and expenses incurred by the Lender in effecting and maintaining any Insurances referred to in this clause 11.3 hereof, on such terms, in such amounts, and with such Insurers as the Lender shall consider appropriate;

(l)	Wreck removal

in the event of the Vessel becoming a wreck or obstruction to navigation, indemnify the Lender against any sums which the Lender shall become liable to pay, and shall pay all damages, penalty fees, costs, expense and other sums of money of any kind whatsoever in respect of the removal or destruction of the wreck or obstruction under statutory powers but only to the extent that such has not been recovered by the Lender from the Insurers. The Borrower shall, throughout the Loan Period, effect an insurance in the names of the Borrower as assured under the terms satisfactory to the Lender in respect of such liability to the extent that such Insurance is available and in accordance with normal marine insurance practice;

(m)	Additional insurances

permit the Lender to effect such additional insurances at the Lender's own expense as the Lender may determine to be necessary or desirable as far as reasonably necessary to protect the interests of the Lender in the Vessel or under any Finance Documents. Nothing herein contained shall, however, release the Borrower of its obligation to take out and keep in effect the Insurances on the Vessel hereunder and, therefore, if the Borrower fails to do so, such failure shall, with the lapse of time, become an Event of Default notwithstanding any action of the Lender under this clause 11.3; and

(n)	Oil pollution

establish and maintain security or responsibility in respect of oil or other pollution damage as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial waters of any country, state of municipality in performance of any Finance Documents without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed thereon. The Borrower shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements and the Borrower shall indemnify the Lender against all consequences whatsoever for any failure or inability to do so.

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11.4	Covenants; Vessel

The Borrower shall, throughout the Loan Period, hereby covenant with the Lender:

Ownership of the Vessel

to retain direct ownership in full of the Vessel;

Name of the Vessel

not to change the name of the Vessel without prior written consent of the Lender. If the Lender agrees to a change of name, the Borrower shall, at its own expense, cause the name to be changed to the new name;

Registration of the Vessel

to maintain the registration of the Vessel in the name of the Borrower under the laws of the Flag State unless the Lender shall have given its prior written consent otherwise (such consent not to be unreasonably withheld or delayed); not to do or suffer to be done anything thereby the registration of the Vessel under the laws of the Flag State may be forfeited or imperiled;

Registration of the Mortgage

to take all steps necessary to cause the Mortgage to be permanently registered with the relevant authorities of the Flag State as a valid and perfected Mortgage; to maintain the Mortgage as a valid and perfected Mortgage and agrees, upon the request of the Lender, to execute and deliver every document, agreement or instrument and to do every act or thing necessary or desirable to establish or maintain the Mortgage as a security interest in the Vessel under the laws of the Flag State;

Standard of maintenance

to keep the Vessel in a good and efficient state of repair so as to entitle the Vessel to the highest classification for its type of Vessel with a classification society approved by the Lender; on the date hereof and annually thereafter, the Borrower will furnish to the Lender a statement by such classification society that such classification is maintained; the Borrower will comply with all recommendations, regulations and requirements (statutory or otherwise) from time to time applicable to the Vessel and shall have on board as and when required thereby valid certificates showing compliance therewith and shall procure that all repairs to or replacements of any damaged, worn or lost parts or equipment are carried out (both as regards workmanship and quality of materials) so as not to diminish the value or class of the Vessel. The Borrower will not make any substantial modifications or alterations to the Vessel or any part thereof without the prior consent of the Lender;

Survey

to submit the Vessel or procure that the Vessel is submitted to continuous survey and such other surveys as may be required for classification purposes and shall, if so required by the Lender, supply to the Lender copies of all survey reports issued in respect thereof;

Maintaining the market value

to deliver to the Lender a written valuation report of the Vessel prepared by an independent shipbroker chosen by the borrower from a list of brokers (Clarkson, Braemar and SSY) approved by the Lender for every fiscal half year and every fiscal year (by the end of every fiscal half year and the end of every fiscal year) and to maintain the market value shown in such valuation report to the Loan outstanding at equal to or more than one hundred and twenty five (125) %;

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Drydocking

at all necessary times, to drydock the Vessel and clean and paint her underwater parts in accordance with good commercial practice for the relevant type and trade of the Vessel;

Inspection

to permit the Lender or its duly appointed surveyors or agents to board the Vessel at reasonable times and inspect the same and every part thereof including the machinery and equipment installed or to be installed thereon or therein, and for this purpose to afford the Lender every facility and access thereto and all costs and expenses incurred in connection with such entry and/or inspection shall be borne by the Borrower;

Employment to comply with law

not to employ or use the Vessel nor suffer her employment in any trade or business or use in any manner which is forbidden by international law or other applicable laws or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render here liable to condemnation, destruction, seizure or confiscation and, in the event of hostilities in any part of the world (whether war be declared or not), nor employ the Vessel nor suffer the Vessel to enter or trade to any zone which is declared a war zone by the War Risks Insurance of the Vessel unless there shall have been effected by the Borrower such special insurance on the Vessel as the Lender may require;

Information

promptly to provide the Lender on a regular basis and from time to time upon the Lender’s request full information regarding the Vessel, her employment, position and engagement, particulars of all the Charterparties, contracts of affreightment, towages, copies of the Charterparties and other contracts for her employment or concerning her;

Notification

forthwith to give notice (with reasonable details) to the Lender of:

(i)	any accidents or casualties to the Vessel involving repairs the costs of which will or are likely to exceed the aggregate sum of US$500,000 (or the equivalent in any other currency);

(ii)	any occurrence in consequence whereof the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any recommendation or requirement made by any insurer or the Vessel’s Classification Society or by any competent authority which is not complied with within the time limit relating thereto;

(iv)	any writ served against or any arrest of the Vessel or the exercise of any lien or purported lien on the Vessel, her Insurances or Requisition Compensation;

(v)	the Vessel ceasing to be registered as a Singapore-flagged ship or anything which is done or not done whereby such registration may be imperilled;

(vi)	anything rendering it impossible or unlawful for the Borrower to fulfil any of its obligations under any of Finance Documents;

(vii)	any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel or her Insurance or Requisition Compensation or any requisition of the Vessel for title or hire; and

(viii)	anything done or permitted or not done in respect of the Vessel by any person which is likely to imperil the security created by any of the Finance Documents;

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Payment of trading expenses and wages

promptly to pay and discharge all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Vessel and keep proper books of account in respect thereof; as and when the Lender may so require, to make such books available for inspection to the Lender and provide evidence satisfactory to the Lender that the wages and allotments and the insurances and pension contributions of the master and crew are being regularly paid, that all deductions from crew's wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

Negative pledge

not, without the prior consent of the Lender, to agree to or actually mortgage, charge, assign or in any other way encumber the Vessel or any share or interest therein; neither the Borrower, the master, any charterer of the Vessel nor any other person has the right or authority to create, incur or permit the creation or continuance of any Encumbrance to or in favour of any person other than the Lender and liens in respect of crew's wages, salvage or bunkers;

Belongings, etc.

to replace, renew, or obtain substitutions for such belongings to the Vessel as shall become worn out, lost, stolen, destroyed, damaged beyond repair or otherwise rendered unfit for use with replacement of belongings to the Vessel that are in good operating condition, have a value and utility at least equal to the replaced belongings (assuming such replaced belongings were then in the condition and repair required to be maintained by the terms hereof) and are free of liens other than Permitted Liens; and the Borrower shall also be responsible for any improvements, additions or equipment which may be required at any time by laws or by the classification society or by IMO or the like organisation; provided that in addition to changes which may be required by the foregoing provisions, the Borrower may from time to time fit the Vessel with such additional equipment as they shall deem necessary or advisable, provided that such addition does not diminish the value, utility, seaworthiness or condition of the Vessel immediately prior to such addition (assuming the Vessel were then in the condition and repair required to be maintained by the terms hereof);

Modification

without the prior consent in writing of the Lender, not to make any modification to the Vessel which would result in material alteration of her structure, type or performance characteristics or class or diminish her value or utility;

Ship management

to keep the Vessel in a good and efficient state of repair consistent with first-class ownership and management practice and so as to maintain her class so as to comply with the provisions of all relevant regulations and requirement (statutory or otherwise) from time to time applicable to vessels registered under laws and flag agreed by the Lender and applicable to vessels trading to any jurisdiction to which the Vessel may, subject to the provisions of any Finance Documents trade from time to time;

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Technical manager

without the prior consent in writing of the Lender, not to change the technical manager of the Vessel;

Repairs

to procure that all repairs to or replacement of any damaged worn or lost parts or equipment be effected in such manner (but has regards workmanship and quality of materials) as not to diminish the value of the Vessel and not remove any material part of, or item of equipment installed on, the Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any security in favour of any person other than the Lender;

Notice as to outstanding debts

to give to the Lender at such times as the Lender may from time to time require a certificate duly signed on behalf of the Borrower as to the amount of any debts, damages and liabilities relating to the Vessel and, if required by the Lender, forthwith to discharge such debts, damages and liabilities to the Lender's satisfaction.

Restriction on sale or transfer

not, without the Lender’s prior consent in writing, to sell, to agree to or actually sell, assign or otherwise transfer or dispose of the Insurance and all benefit thereof and any money attributed the Vessel or any share or interest therein; and

Restrictions on employment

not, without the Lender’s prior consent in writing, to let or employ the Vessel on demise charter for any period.

11.5	Covenants; Lien

The Borrower, throughout the Loan Period, hereby covenants with the Lender in relation to the discharge of lien and Encumbrances that:

Creation of lien

neither the Borrower nor the master of the Vessel shall create, incur or permit to be imposed upon the Vessel or title thereto any mortgage, lien, Encumbrance, charge, pledge, lease, sub-lease, license, security interest or claim of any kind whatsoever (herein called a “Lien”), except for the Permitted Liens, nor shall they assign, transfer, mortgage, charge, encumber, or create, incur or permit to exist any Lien upon or in respect of any of the Insurances and Requisition Compensation to or in favour of any person other than the Lender or any person designated by the Lender;

Avoidance of Lien enforcement

(i)	not, without the previous consent in writing of the Lender, put the Vessel into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed US$500,000 (or the equivalent in any other currency) unless such person shall first have given to the Lender a written undertaking in terms satisfactory to it agreeing not to exercise a Lien on the Vessel for the cost of such work;

(ii)	pay and discharge all debts, damages and liabilities whatsoever which have given or may give rise to maritime liens or possessory Liens on or claims enforceable against the Vessel or any other claims of any third party who arrests or threatens to arrest the Vessel to seek security interest, whether or not the Lender and the Borrower believe that they would have good defense to dismiss those claims and, in the event of arrest of the Vessel pursuant to legal process or in the event of her detention in the exercise or purported exercise of any such Lien as aforesaid, immediately thereupon procure the release of the Vessel from such arrest or detention by providing bail or otherwise as the circumstances may require; and

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(iii)	keep any and all masters, officers and other crew members (whether on board or ashore) of the Vessel to be agents and servants of the Borrower but not of the Lender for any purposes and in any respect whatsoever, except to the extent, if any, that the Lender shall otherwise expressly specify in writing.

12.	EVENTS OF DEFAULT

12.1	List of Event

There shall be an Event of Default if:

Non-payment

the Borrower fails to pay any Instalment or Interest or any other sums due under this Agreement or the Security Documents;

Breach of insurance and certain obligations

the Borrower fails to obtain or maintain the Insurances (in accordance with the requirements of the relevant Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurance or for any other failure or default on part of the Borrower or any other person in relation thereto or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 11.3;

Breach of other obligations

any Obligor commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than those referred to in above item, ”Breach of insurance and certain obligations”) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fourteen (14) Banking Days of the Lender notifying the relevant party of such default and of such required action;

Misrepresentation

any conditions precedent and representation or warranty made or deemed to be made by the Borrower herein or any other Finance Documents is or proves to have been incorrect or misleading in any material respect at the time made, to the extent that it is capable of remedy or rectification, the incorrectness or misleading nature of such representation or warranty has not been remedied or rectified to the satisfaction of the Lender within fourteen (14) Banking days of the Lender notifying the Obligors of such default and of such required action;

Licenses

any of the Licenses necessary for the Borrower’s ownership and registration of the Vessel, borrowing and repaying (together with interest) of the Loan at any time necessary to enable any of the parties (other than the Lender) to this Agreement or the Security Documents to comply with their respective obligations hereunder or thereunder or to enable the operation of the Vessel, is revoked or withheld or materially modified or shall otherwise fail to remain in full force and effect;

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Cross-default

any other indebtedness owed by any Obligor to the Lender or any of their creditors for or in relation to a loan borrowed by it or capital lease or other type of finance (such as bareboat charter or other lease of the vessels or equipments or other goods having substantial value) or for or in relation to its guarantee for a loan borrowed by any third party or capital lease or other type of finance of any third party becomes due and payable prior to the stated maturity thereof due to a default thereunder or any Obligor is in breach of or in default under any agreement pursuant to which such Obligor has become indebted to the Lender or any other third party;

Fine and penalty

any judgment or decree for money damages or for a fine or penalty in excess of US$500,000 or the equivalent amount of such damages, fine or penalty in any other currency is entered against the Borrower or the contractual party to the relevant Charterer and is not paid or discharged within thirty (30) days, unless said judgment, decree, fine or penalty shall be contested in good faith and adequate reserves have been set aside for payment thereof;

Inability to pay

any Obligor becomes to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

Insolvency

any corporate action or other steps are taken by any Obligor or any third party against such Obligor or an application or petition is filed by such Obligor or any third party against such Obligor with a court of competent jurisdiction or any other appropriate authority for or in relation to (i) dissolution, (ii) winding-up, (iii) adjudication of bankruptcy, whether voluntary or involuntary, (iv) commencement of the proceedings for other liquidation, whether for the purpose of entire liquidation or reorganisation under insolvency situation or for the appointment of a receiver, trustee or similar officer of it or of any or all of its revenues and assets, and remains undischarged for a period exceeding thirty (30) days;

Cessation of business

any Obligor ceases or threatens to cease to carry on its business or (without the prior written consent of the Lender) disposes or threatens to dispose of a substantial part of its business, property or assets or a substantial part of the same is seized or appropriated;

Court order of winding up

any order is made by any competent court or authority, or resolution passed by any Obligor, for the suspension of payments or for the appointment of a liquidator or otherwise for winding-up, save for the purposes of amalgamation or reorganisation (not involving arising out of insolvency) the terms of which shall have received the prior written approval of the Lender, or any similar proceedings is instituted under the laws of any relevant jurisdiction;

Insolvency Proceedings

the Obligors or any other party to the Finance Documents file an application with the court for any Insolvency Proceedings; or any of the above applications for such Insolvency Proceedings are filed by a third party against the Obligors or any party to the Finance Documents and remains undischarged for a period exceeding thirty (30) days;

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Invalidity

any of the Finance Documents at any time for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Obligor which is a party thereto, or if any such Obligor shall deny that it has any, or any further, liability thereunder;

Unlawfulness

it becomes impossible or unlawful at any time for any Obligor, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents;

Material adverse change

any material (in the reasonable opinion of the Lender) change occurs in the management of the Obligors or any change in shareholdings of the Obligors occurs without the prior written consent of the Lender, save that any acquisition of shares in the Guarantor by GRINDROD SHIPPING PTE. LTD., which is one of the Guarantor’s shareholders, is acceptable;

Vessel’s Registration

the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated or, where applicable, not renewed without the prior written consent of the Lender;

Unrest in the Flag State

there is any instability affecting the Flag State of the Vessel including but not limited to any political, economical or social instability, provided that the Lender shall be empowered to consent to the re-flagging of the Vessel;

Governmental registration

any governmental registration or approval granted or required in connection with the Finance Documents, expires or is terminated, revoked or modified in any manner unacceptable to the Lender;

Unlawful performance

it becomes unlawful for any Obligor to perform any obligation hereunder or under the other Security Documents;

Environment

the Borrower and/or any of its Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Lender, reasonable be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any Obligor or on the security constituted by any of the Security Documents;

Act Adversely Affecting Lender’s Interest

there arises any act or omission on the part of any Obligors or any other event, situation, circumstance or affair, which in the Lender’s reasonable judgement materially and adversely affects the ability of such Obligors to perform their obligation under this Agreement or any other Security Documents to which it is a party;

Change of Control

(i) a sale, disposition or other form of transfer or allocation of the share of the Obligors other than the acquisition of shares in the Guarantor by GRINDROD SHIPPING PTE. LTD., which is one of the Guarantor’s shareholders or (ii) a merger or consolidation of the Obligors have occurred.

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12.2	Acceleration

The Lender may, at any time after occurrence of any Event of Default, which is continuing, by notice to the Borrower, declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable or due and payable on demand; provided that, if an event “Cessation of Business”, “Court order of winding up” “Vessel’s Registration” “Governmental Registration” and “Unlawful Performance” listed in clause 12.1 above has occurred, the loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable without any notice or declaration of the Lender.

12.3	Acceleration by Antisocial Reason

(a)	Without prejudice to any other provision of this Agreement, each Obligor confirms and acknowledges that it shall have no right to claim from the Lender for any losses it incurs in connection with an acceleration of the Loan, including, without limitation, where the Loan has been accelerated for any breach of the provisions relating to Anti-social Forces or Violent Demand.

(b)	The Borrower shall compensate the Lender for damages by reason of any breach of the provisions relating to Anti-social Forces or Violent Demand.

13.	ASSIGNMENT AND TRANSFER

13.1	Benefit and Burden

This Agreement shall be binding upon and shall be enforceable by the Obligors, the Lender, and their respective successors.

13.2	No Assignment by the Borrower

The Obligors may not assign or transfer any of their rights or obligations under this Agreement or any of the Security Documents without the prior written consent of the Lender (which the Lender shall be at full liberty to withhold).

13.3	Assignment by the Lender

The Lender may transfer its rights and obligations hereunder in whole or in part at its discretion. Upon any transfer, assignment or participation by the Lender, the term “Lender” as used herein shall be deemed to refer to such transferee, assignee, or participant to the extent of its interest thereunder and each shall be entitled to the benefit of all indemnities, tax reimbursements, and rights of set-off of this Agreement as fully as if a party hereto.

13.4	Set-off

The Lender shall have the right, to the extent permitted by law, to apply amounts on deposit or account with it or any of its branches, subsidiaries or affiliates in reduction of amounts past due hereunder.

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14.	MISCELLANEOUS

14.1	Application of Payments

All monies received by the Lender under or pursuant to any of the Finance Documents and expressed to be applicable in accordance with the provision of this clause 14.1 and the surplus (if any) shall be paid to the Borrower:

(a)	first, in or towards payment of any unpaid fees, costs and expenses of the Lender under any of the Finance Documents;

(b)	second, in or towards payment of any interest accrued, fees or commission due but unpaid under this Agreement; and

(c)	third, in or towards payment of any principal due but unpaid under this Agreement.

14.2	Means of Communication

Any communication to be made hereunder or in connection with any of the other Finance Documents shall be made in writing but, unless otherwise stated, may be by facsimile, email or letter.

14.3	Notices

Every notice, request or other communication under this Agreement or any of the other Finance Documents shall be in writing delivered personally or transmitted by postage prepaid registered mail (airmail, if international), or transmitted by facsimile or other means of telecommunication in permanent written form to the parties as follows:

(a)	to the Borrower at:

IVS BULK 10824 PTE. LTD.

200 Cantonment Road, #03-01 Southpoint, Singapore 089763

Facsimile: +65 63 23 0046

Email: accounts@ivs_int.com

Attention: Chief Financial Officer

(b)	to the Guarantor at

IVS BULK PTE. LTD.

200 Cantonment Road, #03-01 Southpoint, Singapore 089763

Facsimile: +65 63 23 0046

Email: accounts@ivs_int.com

Attention: Chief Financial Officer

(c)	to the Lender at:

SHOWA LEASING CO., LTD.

2-4-3, Nihonbashi-muromachi, Chuo-ku, Tokyo, Japan

Facsimile: +81-3-4284-1391

Email: shipping@s-l.co.jp

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or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date five (5) days after posting if transmitted by registered mail or courier, or (iii) the date of transmission if transmitted by facsimile whichever shall first occur. Any party may change its address for purposes hereof by notice to all other parties. All notices hereunder and all documents or instruments delivered in connection with this transaction shall be in the English language.

14.4	No implied Waivers, Remedies and Cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Finance Documents are cumulative and are not exclusive of any remedies provided by law.

14.5	Severability

If any one or more of the provisions contained in this Agreement or any Security Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

14.6	Counterparts

This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

14.7	Language (English)

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Finance Documents (except for any documents agreed by the Lender and the Borrower) shall be in the English language or shall be accompanied by a certified English translation upon which the Lender shall be entitled to rely.

14.8	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

14.9	Remitting to the Designated Account

Any payment by the Borrower to the Lender under this Agreement shall be made by remitting to the account designated by the Lender.

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14.10	Disclosure of Information

The Obligors agree that the Lender may disclose following information to SHINSEI BANK, LIMITED (the parent company of the Lender):

(a)	any information provided to the Lender by the Obligors (including but not limited to financial information); and

(b)	existence and contents of the Finance Documents.

15.	LAW AND JURISDICTION

15.1	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

15.2	Submission to Jurisdiction

(a)	Each of the parties hereto irrevocably agrees, for the benefit of the Lender, that any legal action or proceedings arising out of or in connection with or any non-contractual obligations arising out of or in connection with this Agreement against the Borrower or any of its property may be brought in the English high Court.

(b)	The Borrower hereby irrevocably and unconditionally submits to the jurisdiction of the aforesaid court.

(c)	The Borrower irrevocably consents to the service of process out of the aforementioned court in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address set forth in clause 14.3. The foregoing, however, shall not limit the rights of the Lender to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorised representatives as of the day and year first written above.

IVS BULK 10824 PTE. LTD.

As the Borrower

/s/ Stephen William Griffiths
Name: Stephen William Griffiths
Title: DIRECTOR

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IVS BULK PTE. LTD.

As the Guarantor

/s/ Stephen William Griffiths
Name: Stephen William Griffiths
Title: DIRECTOR

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SHOWA LEASING CO., LTD.

As the Lender

/s/ Toru Furihata
Name: Toru Furihata
Title: General Manager

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Schedule 1

Drawdown Notice

To: SHOWA LEASING CO., LTD.

Drawdown Notice

IVS BULK 10824 PTE. LTD. (the “Borrower”) hereby gives you notice, in accordance with the Loan Agreement, that we wish to drawdown the Loan, namely USD                    , on              Day of January 2020 and confirm that the Interest Period in respect thereof shall be three (3) months. The funds should be credited to the account in our name at                                       with account number (SWIFT CODE                    , IBAN                    ) and are to be applied for the cost of acquisition of the Vessel.

We confirm that

(i)	No event or circumstances has occurred and is continuing which constitutes a Default;

(ii)	The representations and warranties contained in clause 10 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing as at such date; and

(iii)	There has been no material adverse change in our financial position from that set forth in the financial reports.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

for and on behalf of
IVS BULK 10824 PTE. LTD.

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Schedule 2

Conditions Precedent

1	Constitutional Documents

An original of the Certificate of Good Standing and copies of the other constitutional documents of each Obligor;

2	Corporate authorisations

Copies of resolutions of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Drawdown Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

3	Other documents and evidence

(i)	Financial Report

a copy of the latest available audited financial statements of the Borrower;

(ii)	Financial Accounts

a copy of the financial accounts of the Guarantor;

(iii)	Valuation Report

The written valuation report of the Vessel provided by the independent shipbroker approved by the Lender of the Vessel (such valuation report shall be provided to the Lender not less than fifteen (15) Banking Days prior to drawdown, and such valuations to be no more than thirty (30) days old.);

(iv)	Fees

Reasonable evidence that it is likely at the Drawdown Date that the fees, costs and expenses then due from the Borrower pursuant to clause 7 will be paid within two (2) Banking Days after the Drawdown Date;

(v)	Evidence that
-	the Vessel is registered in the name of the Borrower under the Singapore flag;
-	the security in favour of any person other than the Lender has been discharged in full on the Drawdown Date;
-	the Vessel is in the absolute and unencumbered ownership of the Borrower save for Permitted lien;
-	the Mortgage will be registered against the Vessel at the Republic of Singapore after the Drawdown of the Loan;
-	the Vessel is insured in accordance with the covenants given under the Finance Documents;

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-	the Vessel maintains the Classification with the Classification Society free of all overdue recommendations and conditions;
-	the market value of the Vessel of the Loan is equal to or more than one hundred and twenty-five percent (125%); and
-	the loan amount financed by the Lender to the Borrower in accordance with the facility agreement dated 22 January 2016 and other related agreements shall be prepaid to the Lender out of the proceeds of the drawdown within two (2) Banking Days after the Drawdown Date,.

(vi)	Insurance

Evidence by way of copy cover notes and entry certificates that the Vessel is insured in accordance with the provisions of the Mortgage, together with Loss Payable Clauses, notice of assignment and letters of undertaking from the brokers each in form and terms satisfactory to the Lender (the latter to be delivered within 10 Banking Days of the Drawdown Date);

(vii)	Classification

Evidence that the Vessel is classed to highest classification with the Classification Society and is in every way seaworthy and fit for service;

(viii)	Shares Certificate

Share certificates representing the shares of the Borrower that are held by the Guarantor in form and substance satisfactory to the Lender; and

(ix)	Other documents or evidence as may be required by the Lender from time to time.

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Schedule 3

Referenced Repayment Schedule

Note: This Repayment Schedule is included by way of example only and relates to Repayment Dates on the Signing Date of the Loan Agreement. The Repayment Schedule shall be appropriately revised depending on amount of amount of the Loan (determined in accordance with clause 2.4), satisfactory to the Lender.

Repayment Date		Referenced Instalment (USD)	Referenced Loan Balance (USD)
-			13,131,000
1	the Banking Day on 3-month anniversary of the Drawdown Date	274,000	12,856,000
2	the Banking Day on 6-month anniversary of the Drawdown Date	274,000	12,582,000
3	the Banking Day on 9-month anniversary of the Drawdown Date	274,000	12,308,000
4	the Banking Day on 12-month anniversary of the Drawdown Date	274,000	12,034,000
5	the Banking Day on 15-month anniversary of the Drawdown Date	274,000	11,760,000
6	the Banking Day on 18-month anniversary of the Drawdown Date	274,000	11,486,000
7	the Banking Day on 21-month anniversary of the Drawdown Date	274,000	11,212,000
8	the Banking Day on 24-month anniversary of the Drawdown Date	274,000	10,938,000
9	the Banking Day on 27-month anniversary of the Drawdown Date	274,000	10,664,000
10	the Banking Day on 30-month anniversary of the Drawdown Date	274,000	10,390,000
11	the Banking Day on 33-month anniversary of the Drawdown Date	274,000	10,116,000
12	the Banking Day on 36-month anniversary of the Drawdown Date	274,000	9,842,000
13	the Banking Day on 39-month anniversary of the Drawdown Date	274,000	9,568,000
14	the Banking Day on 42-month anniversary of the Drawdown Date	274,000	9,294,000
15	the Banking Day on 45-month anniversary of the Drawdown Date	274,000	9,020,000
16	the Banking Day on 48-month anniversary of the Drawdown Date	274,000	8,746,000
17	the Banking Day on 51-month anniversary of the Drawdown Date	274,000	8,472,000
18	the Banking Day on 54-month anniversary of the Drawdown Date	274,000	8,198,000
19	the Banking Day on 57-month anniversary of the Drawdown Date	274,000	7,924,000
20	the Banking Day on 60-month anniversary of the Drawdown Date	7,924,000	0

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